OPTION AGREEMENT

Option agreement made 26th day of May, 2006, between David Kirsch and Susan Kirsch, husband and wife and Darrell Kirsch and Dawn Kirsch, husband and wife, of Wesley, Iowa (the "Seller"), and Gold-Eagle Cooperative, of 415 N Locust Street, PO Box 280, Goldfield, Iowa (the "Buyer").

SECTION ONE

GRANT OF OPTION

A.
In consideration of the mutual promises of the parties, the Seller does hereby give and grant to the Buyer the exclusive and irrevocable right, privilege and option to purchase, under the conditions hereinafter provided, all of the Seller's right title and interest in the real property which is located in Kossuth County, State of Iowa, and more particularly described as follows:

The South 28 acres of the following described property:

The Northeast Quarter of the Northeast Quarter (NE ¼ NE ¼ ) and all of the South Half of the Northeast Quarter (S ½ NE ¼ ) lying North of the right of way of the Chicago, Milwaukee and St. Paul Railway Company in Section Thirty-six (36), Township Ninety-six (96) North, Range Twenty-seven (27), West of the 5th P.M., Kossuth County, Iowa,

EXCEPT land conveyed to the State of Iowa for Highway purposes by Deeds recorded in Book 91 of Land Deeds at page 601, and in Book 91 of Land Deeds at page 599, and

EXCEPT a tract of land in the Southeast corner of the Northeast Quarter (NE ¼) beginning at the intersection of the West right of way line of Iowa Highway 60 and the North right of way line of the Chicago, Milwaukee, St. Paul and Pacific Railway Company,

Thence North along the highway right of way line 475 feet;

Thence West at right angles 200 feet;

Thence South parallel to the highway right of way line 498.23 feet to the North line of the railroad right of way;

Thence Northeasterly along the railroad right of way line 201.4 feet to the point of beginning; and

EXCEPT a tract of land commencing at the Northwest corner of the Northeast Quarter of the Northeast Quarter (NE ¼ NE ¼ ), thence East 414 feet, thence South 447 feet, thence West 414 feet, thence North 447 feet to the point of beginning, all in Section Thirty-six (36), Township Ninety-six (96) North, Range Twenty-seven (27), West of the 5th P.M., Kossuth County, Iowa.

(the "Property").

B. All deposits and payments made by the Buyer to the Seller pursuant to this Agreement prior to the Closing (either directly or through an escrow agent, if any) shall be applied towards the Purchase Price of the Property with the exception of $4,200.00 which shall be paid to Seller at the time of execution of this Agreement This payment shall be non-refundable and shall not apply to the purchase price. The Seller fully agrees and acknowledges that the consideration given by the Buyer constitutes legal, adequate, and valuable consideration for the purposes of this Agreement.

C. The purchase price for the Property shall be $5,000 per acre, (the "Purchase Price") for acres purchased. Total consideration shall be $140,000.00 for approximately 28 acres, more or less. If more acres are required, additional consideration shall be at the rate of $5,000 per acre. Buyer shall pay a $4,200.00 non-refundable payment which has been paid by the Buyer, receipt of which is acknowledged by the Seller upon execution of this Agreement. The Purchase Price shall be paid by the Buyer at closing to be determined by the number of acres Buyer shall option.

Sellers at their option may require that Buyer at closing, in lieu of payment of the Purchase Price, convey to Sellers the Northwest Quarter of the Northeast Quarter (NW1/4 NE1/4) of Section Thirty-six (36), Township Ninety-six (96) North, Range Twenty-seven (27), West of the 5th P.M., Kossuth County, Iowa. In the event that the tillable acres sold to Buyer pursuant to this Agreement is less than the tillable acres in the Northwest Quarter of the Northeast Quarter (NW1/4 NE1/4) of Section Thirty-six (36), Township Ninety-six (96) North, Range Twenty-seven (27), West of the 5th P.M., Kossuth County, Iowa conveyed to Sellers, Sellers shall pay to Buyer as boot $4,000.00 per tillable acre for the additional acres conveyed to Sellers. This purchase shall be structured as a simultaneous exchange resulting in deferral of recognition capital gain tax to the Sellers.

D. The "Effective Date" shall be the date that the last of the parties to this Agreement signs and executes below.

SECTION TWO

OPTION TERMS

A. The Seller, in consideration for the payment of the Option Deposit and other consideration, does hereby give to the Buyer the exclusive right and option to purchase the Property described above (the "Option").

B. The Buyer shall have the right to exercise this Option during a period of time beginning at execution of this Agreement on the Effective Date and lasting until noon on the 10th day of April, 2008. The Buyer shall exercise this option by giving written notice by registered mail to the Seller at the address indicated above (the letter must be delivered to Seller by the time and date indicated above) or by hand delivering written notice to the Seller (with the Seller giving the Buyer a written receipt indicating the time and date of receipt). The date that the Seller receives this notice shall be known as the "Date of Commencement."

SECTION THREE

PROMISES OF PARTIES FOLLOWING EXERCISE OF OPTION

Subject to the Buyer exercising this Option, the Seller and the Buyer agree that the Seller shall sell and the Buyer shall buy the Property upon the following terms and conditions.

A. Representations and Warranties

To induce the Buyer to enter into this Agreement, the Seller makes the following representations, warranties, and covenants:

1. Seller has good and marketable fee simple title to the Property, free and clear of all liens, property taxes, encumbrances, and restrictions, except for those restrictions appearing of record, taxes for the year of closing, encumbrances that will be cleared prior to closing, and encumbrances that will be cleared at the closing out of the Seller's proceeds from the Purchase Price.

2. There are no condemnations or similar proceedings affecting any part of the Property and no such proceeding shall be pending on the Closing Date. To the best of the Seller's knowledge, no such condemnations or other proceeds are threatened or planned.

3. There are no toxic wastes on, in or around the Property and the Property has not been used to manufacture, store, or dispose of environmentally hazardous materials

4. There are no service contracts or agreements relating to the operation, maintenance, or security of the property under which the Seller is bound and which will survive the closing.

5. All encroachments, reservations, limitations, road right of ways, or servitudes affecting the Property are disclosed in the Public Records.

6. The Seller is not subject to any commitment, obligation, or agreement, including, but not limited to, any right of first refusal or option to purchase, granted to a third party, which would or could prevent the Seller from completing the sale of the Property as contemplated by this Agreement.

7. Seller shall be in sole and exclusive possession of the Property and will deliver possession of the Property free of all leases on the Closing Date.

B. Conditions Precedent

The obligations of the Buyer to close this transaction are subject to the Buyer having given Notice to Purchase and subject to the following:

1. All representations and warranties of the Seller shall be true and correct as of the Closing Date as if such representations and warranties were being made on such date.

2. Seller shall have performed all covenants to be performed by the Seller as is herein provided.

3. The Property shall be vacant and any tenant relocation costs shall be incurred by the Seller.

4. If any of such conditions are not fulfilled on or as of the Closing Date, and notwithstanding anything to the contrary in this Agreement, the Buyer shall have the right to terminate this Agreement and to obtain a full refund of any deposits made to the Seller or escrow agent whereupon all parties shall be relieved of any further obligations hereunder.

C. Clear Title

1. Within 90 days of the execution of this Agreement by the Seller, the Seller shall deliver to the Buyer any abstracts of title and surveys for the Property that are in the Seller's possession or which the Seller might obtain possession of by reasonable efforts. The Buyer shall return to these items to the Seller if the closing never occurs and this Contract is terminated. At closing, the Seller shall pay for any update of the abstract of title information that might be necessary so as to enable the Buyer to obtain clear title for the Property.

2. Seller shall convey a marketable title, subject only to liens, encumbrances, exceptions, or qualifications set forth in this Agreement and those which shall be discharged by Seller at or before closing. Marketable title shall be determined according to applicable title standards adopted by authority of the Iowa State Bar Association and in accordance with law.

3. If the Buyer discovers that the title is defective, the Buyer shall notify the Seller in writing specifying the defect(s). If the defect(s) render the title unmarketable or uninsurable the Seller will have 120 days from receipt of notice within which to remove the defect(s), and if the Seller is unsuccessful in removing them within such time, the Buyer shall have the option of either accepting the title as it then is, or demanding a refund of all monies paid hereunder which shall forthwith be returned to the Buyer and thereupon the Buyer and the Seller shall be released as to one another of all further obligations under this Agreement. All expenses to clear title defects shall be paid by the Seller.

D. Closing

1. This transaction shall be closed and the deed and other closing papers delivered within 90 days following the Date of Commencement of this Agreement (the "Closing Date") unless extended by other provisions of this Contract or by the mutual consent of both parties. The closing date shall be set by mutual agreement after Buyer notifies Seller that it will exercise its option. The closing shall be held in Goldfield, Wright County, Iowa, at the office of the attorney or other closing agent designated by the Buyer.

2. At closing the Buyer shall pay the cash portion of the Purchase Price by bank cashier's check or certified check either of which shall be issued by and drawn on a local institution and the Seller shall furnish the deed, an absence of lien affidavit, non-foreign status affidavit, and any corrective instruments that may be required in connection with perfecting the title. The Buyer shall furnish the closing statement.

3. The Seller shall pay the following closing costs: state documentary stamps, the cost of recording any corrective instruments and continuation of abstract of title. The Buyer shall pay the cost of recording the deed, abstracting and the cost for recording the purchase money mortgage (if any).

E. Restrictions; Easements; Limitations

The Buyer shall take title subject to: zoning, restrictions, prohibitions, and other requirements imposed by governmental authority; restrictions and matters appearing on the plat or otherwise common to the subdivision; public utility easements of record; taxes for year of closing and subsequent years; assumed mortgages and purchase money mortgages, and the following other exceptions (if any): provided, however, that there exists at closing no violation of the foregoing and the same does not prevent the use of the property for manufacturing and refining purposes.

F. Survey

The Buyer, at the Buyer's expense, within 120 days following the Date of Notice of Exercising its Option, shall have the Property surveyed and certified by a registered Iowa surveyor.

G. Liens

The Seller shall furnish to the Buyer at time of closing an affidavit attesting to the absence, unless otherwise provided for herein, of any financing statements, claims of lien or potential lienors known to the Seller and further attesting that there have been no improvements or repairs to the Property for 90 days immediately preceding the date of closing in a form satisfactory to the Buyer. If the Property has been improved, or repaired within such time, the Seller shall deliver releases or waivers of mechanic's liens, executed by all general contractors, subcontractors, suppliers, and materialmen, in addition to the Seller's lien affidavit setting forth the names of all such general contractors, subcontractors, suppliers, and materialmen and further reciting that in fact all bills for work to the Property or personalty which could serve as a basis for a mechanic's lien or a claim for damages have been paid or will be paid at closing.

H. Prorations

Taxes and assessments (if any) shall be prorated through the day to the closing. Cash at closing shall be increased or decreased as may be required by said prorations. All prorations will be made through the day prior to occupancy if occupancy occurs before closing. Taxes shall be prorated based on the current year's tax with due allowance made for maximum allowable discount and homestead or other exemptions if allowed for said year.

I. Special Assessment Liens

Certified, confirmed, and ratified special assessment liens as of the date of closing (and not as of Effective Date) are to be paid by the Seller. Pending liens as of the date of closing shall be assumed by Buyer, provided, however, that if the improvement has been substantially completed as of the Effective Date, such pending lien shall be considered as certified, confirmed, and ratified and the Seller shall, at closing, be charged an amount equal to the last estimate by the public body of assessment for the improvement.

J. Attorney's Fees; Costs

In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

K. Contract Not Recordable; Persons Bound; Notice

Neither this Agreement nor any notice thereof shall be recorded in any public records. This Agreement shall bind and inure to the benefit of the parties hereto and their successors in interest. Whenever the context permits, singular shall include plural and one gender shall include all. Notice given by or to the attorney for any party shall be as effective as if given by or to the party.

L. Occupancy

Seller represents that there are no parties in occupancy other than the Seller. Seller agrees to deliver occupancy of the property at the time of closing unless otherwise stated herein. If occupancy is to be delivered prior to closing, Buyer assumes all risk of loss to the Property and personalty for the date of occupancy, and shall be responsible and liable for maintenance thereof from such date, and shall be deemed to have accepted the Property and personalty in their existing condition as of the time of taking occupancy unless otherwise stated herein or in a separate writing.

M. Conveyance

Seller shall convey title to the Property by statutory warranty, trustee, personal representative, or guardian deed, as appropriate to the status of the Seller, subject only to matters contained in Section C hereof and those otherwise accepted by Buyer.

N. Other Agreements

a.  In the event this option is exercised where growing crops are damaged or removed, Buyer shall reimburse Seller for the fair and reasonable value of such crops. Fair and reasonable value shall be determined and calculated by the estimated lost yield times the average price at the Wesley elevator for the month of March following the destruction of the crop.

b.  Buyer will cooperate and help facilitate for the Seller simultaneously an Internal Revenue Service 1031 Tax Free Exchange for other farmland within the area. Specifically, Seller would like to exchange for land located on the west side of Ann Studer’s acreage along Highway 18. If the Seller elects to pursue an IRS 1031 Tax Free Exchange.

c.  Seller will provide to Buyer a copy of the existing tile map for the entire Kirsch farm to be used in designing of the drainage system for the ethanol plant. This will facilitate Buyer in planning and providing a good outlet for drainage tile from the Kirsch property. It is agreed by Buyer to provide an adequate drainage outlet over and across the land to be acquired by Buyer to drain Buyer’s land and to drain the land retained by the Sellers and the land to be acquired by the Sellers in the simultaneous 1031 Exchange. Buyer shall pay for the cost of the outlet. Seller shall pay for the cost to connect the drainage lines to drain their land to the main drainage outlet to be installed by the Buyer. Sellers shall be granted and easement over and across the land to be acquired to Buyer for Sellers’ drainage lines. Buyer will maintain and repair such drain lines that are located on Buyer’s property. Sellers shall be granted an access easement to Buyer’s property to have access from the south edge of Sellers’ property to deliver grain and for ingress and egress from Sellers’ property subject to any regulatory requirements or restrictions including but not limited to, the Department of Natural Resources environmental requirements.

d.  Currently, this option contemplates that Buyer will utilize 28 acres for the ethanol plant. It is understood between the parties since the ethanol plant is in the initial stages, the actual amount of acres are not known at this time. The number of actual acres purchased may be more or less depending upon the needs of the ethanol plant.

e.  Any farmland that is not utilized by the ethanol plant or the construction of the ethanol plant that remains tillable farmland will be offered to David Kirsch and Darrel Kirsch for a fair and reasonable cash rent. Fair and reasonable rent shall be determined by the average cash rent medium grade land as published by the Iowa State University Extension for Kossuth County for tillable acres.

f.  No prior or present agreements or representations shall be binding upon Buyer or Seller unless included in this Agreement. No modifications or changes in this Agreement shall be valid or binding upon the parties unless in writing and executed by the party or parties to be bound thereby.

O. Typewritten or Handwritten Provisions

Typewritten or handwritten provisions inserted herein or attached hereto as addenda shall control all printed provisions of this contract in conflict therewith.

The parties have executed this agreement at their respective addresses the day and year first above written.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. DO NOT SIGN IF THERE ARE BLANK SPACES NOT FILLED IN. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING.

Dated: 5/26/06

BUYER	SELLER

GOLD-EAGLE COOPERATIVE	/s/ David Kirsch
David Kirsch
By: /s/ Mark Wigans
Its: President	/s/ Susan Kirsch
Susan Kirsch

/s/ Darrell Kirsch
Darrell Kirsch

/s/ Dawn Kirsch
Dawn Kirsch

STATE OF IOWA	)
) SS:
COUNTY OF Wright	)

On this 30th day of May 2006, before me, the undersigned, a Notary Public in and for said County and State, personally appeared Mark Wigans, to me personally known, who, being by me duly sworn, did say that he/she is the he of said corporation; that said instrument was signed on behalf of said corporation by its authority; and that the said ______ as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him/her voluntarily executed.

7-31-07	/s/ Janis Douglas Notary Public in and for the State

STATE OF IOWA	)
) SS:
COUNTY OF Hancock	)

On this 26th day of May 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared David Kirsch and Susan Kirsch, husband and wife, known to be the identical persons named in and who executed the foregoing instrument and acknowledged that they executed the same as their voluntary act and deed.

[SEAL]	DAVID J. SIEGRIST COMMISSION NO. 123331 MY COMMISSION EXPIRES May 12, 2009	/s/ David J. Siegrist Notary Public in and for Said State

STATE OF IOWA	)
) SS:
COUNTY OF Hancock	)

On this 26 day of May 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared Darrell Kirsch and Dawn Kirsch, husband and wife, known to be the identical persons named in and who executed the foregoing instrument and acknowledged that they executed the same as their voluntary act and deed.

[SEAL]	DAVID J. SIEGRIST COMMISSION NO. 123331 MY COMMISSION EXPIRES May 12, 2009	/s/ David J. Siegrist Notary Public in and for Said State